Exhibit 99

Media contact:	Investor Relations contact:
Donna Owens Cox	Mark F. Pomerleau
tel 203 461 7634	tel 203 461 7616

MeadWestvaco Reports Improved Third Quarter Earnings of $105 Million

on Stronger Markets and Productivity Gains

STAMFORD, Conn., October 27, 2004 – MeadWestvaco Corporation (NYSE: MWV) today reported third quarter 2004 earnings of $105 million, or 52 cents per share, on sales of $2.1 billion. For the third quarter of 2003, the company reported net earnings of $27 million, or 14 cents per share, on sales of $2 billion.

MeadWestvaco’s improved performance was driven by continued progress on the company’s productivity initiative to increase earnings and cash flow as well as strong market demand and higher selling prices in coated paper and bleached paperboard. MeadWestvaco’s operations continued to generate significant positive cash flow.

“Our third quarter performance and the direction of our business are both strongly positive,” said John A. Luke, Jr., chairman and chief executive officer. “These results stem not only from our success in the marketplace, but also from our efforts to improve our cost structure, increase cash flow and smartly manage our assets. This has enabled us to fund profitable growth and reward shareholders with a strong dividend.”

Quarterly Net Income Comparison

MeadWestvaco’s third quarter 2004 net earnings included pretax restructuring charges related to the company’s productivity initiative of $48 million, or 16 cents per share. Earnings also included pre-tax gains of $71 million, or 22 cents per share, from the sale of approximately 89,000 acres of forestland generating gross proceeds of $117 million.

Results for the third quarter 2003 included pre-tax gains of $30 million, or 9 cents per share, on the sale of forestlands, in addition to pre-tax charges of $18 million, or 5 cents per share, related to the early retirement of debt and $6 million, or 2 cents per share, for restructuring activity in the company.

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Outlook

The company expects its markets to remain firm in the fourth quarter of 2004, with continued price realization in coated paper and paperboard. At the same time, it expects earnings in its paper and packaging segments to be affected by a normal seasonal slowdown in the fourth quarter. The company also anticipates higher scheduled maintenance costs than in the third quarter, along with higher costs for energy and some raw materials.

Productivity

Through its ongoing productivity initiative, the company enhanced its operating earnings by approximately $40 million compared to the third quarter last year. This productivity measure is net of cost inflation and does not include the impact, positive or negative, of changes in selling prices in the mill-based paper and paperboard businesses. It also excludes the effects of acquisitions and divestitures. The company continued its year-over-year improvement in cash flow from operations through more disciplined management of working capital, including inventory, receivables and payables. Cash flow from operating activities for the first nine months of 2004 was approximately $580 million, compared to $163 million for the same period in 2003.

Packaging

In Packaging, the company’s largest business segment, operating profit increased to $135 million in the third quarter versus $72 million in the third quarter of 2003 and $113 million in the second quarter of 2004. Sales rose 9% to $1.1 billion from the third quarter of 2003, remaining even with the second quarter of 2004.

The improvement in the segment operating profit compared to the third quarter of 2003 was driven by stronger shipments, higher selling prices and better product mix for most grades of paperboard as well as by more efficient mill performance. Segment results also benefited from growth and productivity in the company’s converted packaging businesses. Within consumer packaging, sales improved in media packaging products in both the North American and European markets, and in packaging for essentials and luxury products in European markets. In the packaging systems business, results improved on improved productivity in converting operations, the contribution from the company’s recent packaging acquisition in France and the favorable impact of currency exchange rates.

Papers

The Papers segment recorded profit of $36 million, significantly higher than the $19 million in the third quarter last year. The $19 million profit reported third quarter of 2003 included an $8 million contribution from the company’s ownership in a panelboard facility that was sold during the first quarter of 2004. Segment profit turned positive after an operating loss of $25 million in the second quarter of 2004, when the division conducted much of its annual, scheduled maintenance. Segment sales were $616 million versus $571 million in the third quarter of 2003 and $583 million in the second quarter of 2004.

These improved results were driven by higher selling prices and strong shipment levels for coated paper, from both production and inventory, and improved mill operating efficiency which more than offset the effects of higher costs in the quarter for energy, wood, freight and petroleum-based raw materials. Results were also stronger in MeadWestvaco’s specialty papers business.

Consumer and Office Products

In the Consumer and Office Products segment, quarterly operating profit was $39 million versus $48 million in the third quarter last year and $50 million in the second quarter of 2004. Segment sales totaled $315 million, compared with $323 million in last year’s third quarter and $302 million in the second quarter of 2004.

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The decline in third quarter profit reflected sales weakness in the back-to-school selling season, especially in commodity-based paper products, as well as higher costs for paper and freight. The decline was partly offset by the contribution from recent acquisitions, including DayRunner® and Tilibra S.A. Produtos de Papelaria, the Brazilian-based producer of consumer and office products.

Specialty Chemicals

Third quarter operating profit for the Specialty Chemicals segment was $16 million, unchanged from the prior year and down from $20 million in the second quarter of 2004. Segment sales increased to $105 million from $93 million the prior year, down from $107 million in the second quarter of 2004. The impact of higher sales in the markets for automotive carbon and asphalt emulsifier products was offset by higher costs, including costs for raw materials, energy and selling and other items.

Other Items

Costs for wood and energy in the third quarter increased about $21 million from the prior year and increased from the previous quarter. Cost of outbound freight, driven primarily by higher oil prices, increased $10 million over the third quarter of 2003 and was slightly lower than the second quarter of 2004.

MeadWestvaco paid a regular quarterly dividend of 23 cents per share during the quarter, and declared a quarterly dividend payable December 1, 2004, to shareholders of record on November 5, 2004.

Conference Call

MeadWestvaco will broadcast its third quarter analyst conference call today at 10 a.m. (ET), with access available via Internet on the company’s website and telephone. To access via the Internet, go to the company’s home page at www.meadwestvaco.com and access the link to Investor Information, then Financial Calendar, and look for the link to the webcast. The webcast will be available for replay starting at noon today and will be archived for one month. Investors may participate in the live conference call by dialing 1 (800) 593-0644 (toll-free domestic) or 1 (484) 630-9957 (international); passcode: MeadWestvaco. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one month via the telephone starting at noon on October 27 and can be accessed at 1 (800) 570-8795 (toll-free domestic) or 1 (402) 220-2264 (international).

About MeadWestvaco

MeadWestvaco Corporation, headquartered in Stamford, Conn., is a leading global producer of packaging, coated and specialty papers, consumer and office products, and specialty chemicals. The company operates in 29 countries and serves customers in nearly 100 nations, and has been recognized for economic, social and environmental sustainability through selection for the Dow Jones Sustainability Indexes. MeadWestvaco manages strategically located forestlands according to stringent environmental standards and in conformity with the Sustainable Forestry Initiative®. For more information, visit www.meadwestvaco.com.

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject

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to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings and cash flow expected from the company’s productivity initiative; competitive pricing for the company’s products; changes in raw materials pricing; energy and other costs; fluctuations in demand and changes in production capacities; changes to economic growth in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment and the tobacco industry; adverse results in current or future litigation, currency movements and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2003 and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

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Consolidated statements of operations

In millions, except per share data

(Unaudited)

	Third Quarter ended September 30,		Three Quarters ended September 30,
	2004	2003	2004	2003
Net sales	$2,148	$1,999	$6,076	$5,608

Cost of sales	1,791	1,684	5,190	4,855
Selling, general and administrative expenses	219	210	642	649
Interest expense	69	71	206	221
Other income, net	(76)	(19)	(171)	(62)

Income (loss) before income taxes and cumulative effect of accounting change	145	53	209	(55)
Income tax provision (benefit)	40	26	58	(3)

Income (loss) before cumulative effect of accounting change	105	27	151	(52)
Cumulative effect of accounting change [1]	—	—	—	(4)

Net income (loss)	$105	$27	$151	$(56)

Income (loss) per share, basic and diluted [2]:
Income (loss) before cumulative effect of accounting change	$.52	$.14	$.75	$(.26)
Cumulative effect of accounting change [1]	—	—	—	(.02)

Net income (loss)	$.52	$.14	$.75	$(.28)

Shares used to compute net income (loss) per share:
Basic	201.7	200.4	201.5	200.4
Diluted	202.8	200.6	202.1	200.4

[1]	On January 1, 2003, the company recorded an after-tax charge of $4 million for the cumulative effect of a change in accounting principle in connection with the adoption of SFAS 143 “Accounting for Asset Retirement Obligations.”
[2]	Impact of dilutive shares not included for the three quarters ended September 30, 2003, as they would have an antidilutive effect.

MeadWestvaco Corporation and consolidated subsidiary companies

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Consolidated balance sheets

In millions (Unaudited)

	At September 30, 2004	At December 31, 2003	At September 30, 2003
Assets
Cash and cash equivalents	$524	$225	$177
Receivables, net	1,044	943	996
Inventories	1,089	1,098	1,134
Other current assets	200	160	161

Current assets	2,857	2,426	2,468

Plant and forestlands, net	7,035	7,378	7,435
Prepaid pension asset	1,063	1,015	993
Goodwill	817	770	745
Other assets	901	898	1,071

	$12,673	$12,487	$12,712

Liabilities and shareholders’ equity
Accounts payable[3]	$478	$380	$358
Accrued expenses [3]	925	867	884
Notes payable and current maturities of long-term debt	303	269	632

Current liabilities	1,706	1,516	1,874

Long-term debt, excluding current portion	3,835	3,969	3,917
Other long-term obligations [3]	602	568	552
Deferred income taxes [3]	1,744	1,678	1,691
Shareholders’ equity[3]	4,786	4,756	4,678

	$12,673	$12,487	$12,712

Business segment information

In millions (Unaudited)

	Third Quarter ended September 30,		Three Quarters ended September 30,
	2004	2003	2004	2003
Sales
Packaging[3]	$1,113	$1,020	$3,241	$2,995
Papers	616	571	1,755	1,572
Consumer & Office Products	315	323	787	794
Specialty Chemicals	105	93	301	260
Corporate and other[3,4]	26	27	67	76

Total	2,175	2,034	6,151	5,697
Intersegment eliminations	(27)	(35)	(75)	(89)

Consolidated totals	$2,148	$1,999	$6,076	$5,608

Segment profit (loss)
Packaging[3]	$135	$72	$313	$216
Papers	36	19	(21)	(39)
Consumer & Office Products	39	48	87	93
Specialty Chemicals	16	16	46	34
Corporate and other [1,3]	(81)	(102)	(216)	(359)

Consolidated totals [2]	$145	$53	$209	$(55)

[1]	Corporate and other includes asset write-downs, restructuring and merger-related expenses, pension income, interest expense and gains on asset sales.
[2]	The consolidated total represents income (loss) before income taxes and cumulative effect of accounting change.
[3]	Prior period amounts have been reclassified to conform with the September 30, 2004, presentation.
[4]	Revenue included in Corporate and other includes timber sales of the forestry operation and excludes proceeds from the sale of acreage.

MeadWestvaco Corporation and consolidated subsidiary companies

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